Exhibit 10-13

DEFERRED COMPENSATION PLAN FOR DIRECTORS

OF

ASTORIA FINANCIAL CORPORATION

Adopted on December 21, 1994
Effective as of January 1, 1995
As Amended Effective January 1, 2009

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.1	Administrator	1
Section 1.2	Association	1
Section 1.3	Board	1
Section 1.4	Change of Control	1
Section 1.5	Code	1
Section 1.6	Director	1
Section 1.7	Exchange Act	1
Section 1.8	Fees	1
Section 1.9	Holding Company	1
Section 1.10	Memorandum Account	1
Section 1.11	Participant	1
Section 1.12	Participating Company	2
Section 1.13	Plan	2

ARTICLE II

PARTICIPATION

Section 2.1	Election to Participate	2
Section 2.2	Changes in Participation	2

ARTICLE III

DEFERRED AMOUNTS

Section 3.1	In General	2
Section 3.2	Interest Credited to the Memorandum Account	3
Section 3.3	Vesting	3

ARTICLE IV

DISTRIBUTIONS

Section 4.1	Distributions to Participants	3
Section 4.2	Change of Payment Schedule	5
Section 4.3	Distributions to Beneficiaries	5

		Page

ARTICLE V

CHANGE OF CONTROL

Section 5.1	Change of Control Defined	6
Section 5.2	Participants' Options upon a Change of Control	6

ARTICLE VI

MISCELLANEOUS PROVISIONS

DEFERRED COMPENSATION PLAN FOR DIRECTORS
OF
ASTORIA FINANCIAL CORPORATION

ARTICLE I

DEFINITIONS

The following definitions shall apply for the purposes of this Plan unless a different meaning is clearly indicated by the context:

Section 1.1 Administrator  means the Compensation Committee of the Board.

Section 1.2 Association  means Astoria Federal Savings and Loan Association.

Section 1.3 Board  means the Board of Directors of the Holding Company.

Section 1.4 Change of Control  has the meaning set forth in section 5.1.

Section 1.5 Code  means the Internal Revenue Code of 1986 (including the corresponding provisions of any succeeding law).

Section 1.6 Director  means any member of the Board of Directors of any Participating Company who is not an employee of any Participating Company. The term "Director" shall not include any individual to the extent that his service is as a director emeritus or a member of an advisory board.

Section 1.7 Exchange Act  means the Securities Exchange Act of 1934, as amended (including the corresponding provisions of any succeeding law).

Section 1.8 Fees  means, with respect to any Director, compensation payable for services as a member of the Board of Directors of a Participating Company, including annual retainers, fees for attendance at meetings, and special compensation as a chairman and/or a member of a committee of Directors.

Section 1.9 Holding Company  means Astoria Financial Corporation.

Section 1.10 Memorandum Account  means, with respect to a Participant, an account maintained by the Holding Company to which is credited the amount of the Participant's deferred Fees together with interest thereon pursuant to section 3.2, and against which are charged any distributions of amounts credited to the Memorandum Account.

Section 1.11 Participant  means a Director who has a Memorandum Account under the Plan.

Section 1.12 Participating Company  means the Holding Company, the Association, and any other company which, with the prior approval of the Administrator, may adopt this Plan.

Section 1.13 Plan  means this Deferred Compensation Plan for Directors. The Plan may be referred to as the "Deferred Compensation Plan for Directors of Astoria Financial Corporation.

ARTICLE II

PARTICIPATION

Section 2.1 Election to Participate.

Any Director may elect to become a Participant in the Plan by submitting to the Administrator a written election to defer receipt of all or a specified part of his Fees. Such election shall be made on or before the last day of any calendar year and shall be effective for the calendar year following the calendar year in which such election is made; provided, however, that in the case of initial elections made during 1994 or during the thirty (30) days after a person is first elected or appointed to serve as a Director, such election may be effective for Fees earned on or after an earlier date designated by the Director that is after the last day of the calendar month in which such election is filed with the Administrator. Once an election is made, it shall continue in effect for all succeeding calendar years until changed or revoked pursuant to section 2.2.

Section 2.2 Changes in Participation.

An election by a Director pursuant to section 2.1 shall continue in effect until termination of service as a Director; provided, however, that the Director may, by written election filed with the Administrator, increase or decrease the portion of his Fees to be deferred or discontinue such deferral altogether. Such election shall be effective with respect to Fees earned after the calendar year in which such election is filed with the Administrator. In the event that a Participant ceases to be a Director or in the event that a Director ceases to defer receipt of his Fees, the balance in his Memorandum Account shall continue to be credited with interest in accordance with Article V. A Director who has filed a written election to cease deferring receipt of his Fees may thereafter again file an election to defer receipt of all or any portion of his Fees pursuant to section 2.1, effective for the calendar year subsequent to the calendar year in which he files the new election.

ARTICLE III

DEFERRED AMOUNTS

Section 3.1 In General.

The Administrator shall maintain a separate Memorandum Account for each Participant. The amount of a Participant's Fees deferred pursuant to section 2.1 shall be credited to his Memorandum Account as of the date on which such Fees would have been paid if an election to defer were not in effect. Neither the Association nor any Participating Company shall fund its liability for the balances credited to a Memorandum Account, but each shall reflect its liability for such balances on its books. The Holding Company may, on such terms and conditions as it may, in its discretion, establish and agree to assume the liability for the payment of deferred Fees and interest thereon attributable to service for the Association or other Participating Companies.

Section 3.2 Interest Credited to the Memorandum Account.

A Participant's Memorandum Account shall be credited with interest as of the last day of each calendar quarter. Such interest credit shall be equal to the product of:

(a)           the average daily balance in the Memorandum Account during the quarter then ended; multiplied by

(b)           twenty-five percent (25%) of the lower of:

(i)           the average (on a consolidated basis) of (A) the Holding Company's yield (expressed as an annual percentage rate) on its average investments for the preceding quarter and (B) the Holding Company's cost of funds (expressed as an annual percentage rate) on its average interest-bearing liabilities for the quarter preceding the quarter then ended; and

(ii)           the Holding Company's yield on a consolidated basis (expressed as an annual percentage rate) on its average investments for the quarter preceding the quarter then ended.

Each such interest credit shall be added to the balance of a Participant's Memorandum Account as of the first day of the succeeding quarter for purposes of determining future interest credits.

Section 3.3 Vesting.

All deferred fees and interest credited to the Memorandum Account shall be 100% vested at all times.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions to Participants.

(a)           The balance in a Participant's Memorandum Account shall be paid to the Participant according to the payment schedule determined under section 4.1(b) as of the earlier of:

(i)           the first business day of the calendar quarter following the calendar quarter in which the Participant ceases to be a Director of any and all

Participating Companies for any reason, including death or retirement at mandatory retirement age; or

(ii)           the first business day of the calendar quarter following the calendar quarter in which the Participant becomes permanently and totally disabled within the meaning of section 22(e)(3) of the Code.

Payment (or the first in a series of payments) shall be made as soon as practicable after the date determined under this section 4.1(a).

(b)           Subject to section 4.1(c), payments made pursuant to section 4.1(a) shall be made according to whichever of the following payment schedules the Participant shall designate in his initial election to defer receipt of Fees (or in a subsequent election made and approved pursuant to section 4.2):

(i)           in a single lump sum, in which case the amount of the payment shall be equal to the entire balance credited to the Participant's Memorandum Account as of the last day of the calendar quarter before the quarter in which the payment is to be made;

(ii)           in such number of quarterly installment payments (not to exceed one-hundred (100) quarterly payments) as the Participant shall specify in his written election to defer receipt of Fees, in which case the amount of the quarterly installment payments to be made in each calendar year shall be equal to the lesser of the total balance in the Participant's Memorandum Account as of the date of payment and the amount determined under the following formula:

AB QP = ---- N

where:

(A)           "QP" is the amount of the quarterly payment;

(B)           "AB" is the balance credited to the Participant's Memorandum Account as of (I) for the first calendar year in which payments are made, the first day of the first calendar quarter for which a payment is made, and (II) for succeeding calendar years, January 1st of the year for which the payment is being made;

(C)           "N" is the number of payments remaining to be paid as of (I) in the case of the first calendar year in which payments are made, the first day of the first calendar quarter for which a payment is due, and (II) in the case of succeeding calendar years, January 1st of the year for which the payment is made.

The amount of the quarterly installments payable shall be adjusted as of the first day of each calendar year until the entire Memorandum Account has been distributed. Notwithstanding anything in this section 4.1(b)(ii) to the contrary, the final scheduled quarterly installment shall include the entire remaining balance credited to the Memorandum Account.

If the Participant fails to designate a payment schedule in his election to defer receipt of Fees, then payment shall be made in one hundred (100) quarterly installments determined in accordance with section 4.1(b)(ii).

(c)           If, after payments have begun pursuant to section 4.1(a), the balance credited to a Participant's Memorandum Account falls below $10,000, the Administrator may, in its discretion, pay out such remaining balance in a lump sum, regardless of the payment schedule selected by the Participant pursuant to section 4.1(b).

Section 4.2 Change of Payment Schedule.

A Participant may, at any time prior to January 1, 2009, by written notice to the Administrator, request a change in the payment schedule in effect for his Memorandum Account under section 4.1(b) and applicable to payments scheduled to be after the close of the calendar in which the election is filed with the Administrator; such electon may provide for any time and form of payment permitted in section 4.1 or for a lump sum payment on January 1, 2009 of the entire balance credited to the Memorandum Account.  A Participant may elect to change the payment schedule applicable to his Memorandum Account at such other times and subject to such terms and conditions as may be permitted under section 409A of the Code

Section 4.3 Distributions to Beneficiaries.

(a)           In the event that a Participant dies prior to the receipt of all amounts payable to him pursuant to the Plan, any remaining balance credited to his Memorandum Account shall be paid to such one or more beneficiaries and in such proportions as the Participant may designate on such form and in such manner as the Administrator may require. A beneficiary designation pursuant to this section 4.3 shall not be effective unless it is in writing and is received by the Administrator prior to the death of the Participant making the designation.

(b)           Payments to the Participant's beneficiary(ies) pursuant to this section 4.3 shall be payable in a lump sum within ninety (90) days after the Participant's death, unless the Participant directs that payment be made according to the payment schedule selected by the Participant pursuant to section 4.1(b).

(c)           If no beneficiary shall have been designated or if any such designation shall be ineffective, or in the event that no designated beneficiary survives the Participant, the balance credited to the Participant's Memorandum Account shall be paid to his estate in a lump sum as soon as practicable following his death. In the event that the Participant and one or more of his designated beneficiaries shall die under circumstances which cast doubt on which of them shall have been the first to die, the Participant shall be deemed to have survived the deceased beneficiary.

ARTICLE V

CHANGE OF CONTROL

Section 5.1	Change of Control Defined.

A Change of Control means, with respect to an Eligible Director:  (a) a change in ownership of the Participant’s Service Recipient; (b) a change in effective control of the Participant’s Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant’s Service Recipient.  The identity of an Eligible Director's Service Recipient and existence of a Change in Control Event shall be determined by the Administrator in accordance with section 409A of the Code and the regulations thereunder.

Section 5.2	Participants' Options upon a Change of Control.

In the event of Change of Control, the Memorandum Account maintained for a Participant shall continue to be held by the Administrator and distributed in accordance with the terms of the Plan; provided, however, that the Participant may, no later than thirty (30) days after first being eligible to participate in the Plan (or if later, December 31, 2008 with respect to a Change of Control that occurs after such date and also constitutes a change in control for purposes of section 409A of the Code) elect to receive payment in a lump sum within thirty (30) days following the Change of Control and, if no such election is made, may elect, no later than sixty (60) days after the Change in Control occurs, to:

(a)           cause the Participating Companies or their respective successors to place in a trust fund with a trustee selected by the Participant an amount equal to the balance credited to his Memorandum Account, plus any additional Fees thereafter deferred, to be invested for the account of the Participant, in which case payments shall continue to be made at the time or times determined under the Plan and the balance credited to the Memorandum Account shall at all times thereafter be equal to the balance held in such trust fund; or

(b)           cause the Participating Companies or their respective successors to purchase and hold an annuity contract issued by an insurance company selected by the Participant, the terms of which provide the same or substantially similar benefits as he would have received under the Plan if the Participant had terminated service as a Director as of the date of purchase of such annuity contract; provided, however, that the premium cost of such annuity contract shall not exceed the balance in the Memorandum Account.

Actions taken pursuant to this section 5.2 shall be taken in such manner as to avoid causing the Participant to be in constructive receipt of income under the Plan prior to the actual payment of benefits. The Participating Companies shall pay all taxes, trustees' fees and other administrative charges or expenses associated with the establishment or continuance of such a trust fund or purchase of such an annuity contract.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Notice and Election.

The Administrator shall provide a copy of this Plan and the resolutions of adoption to each Director together with a form on which the Director may notify the Administrator of his election whether to become a Participant, which letter, if he so elects, he may complete, sign and return to the Administrator.

Section 6.2 Construction and Language.

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or section shall be to an Article or section of the Plan, unless otherwise indicated.

Section 6.3 Headings.

The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Agreement, the text shall control.

Section 6.4 Non-Alienation of Benefits.

The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation or assignment, nor shall rights be liable for or subject to debts, contracts, liabilities or torts.

Section 6.5 Indemnification.

Each Participating Company shall indemnify, hold harmless and defend its Directors and Participants, and the beneficiaries of each, against their reasonable costs, including legal fees, incurred by them or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce terms of the Plan.  Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Participant incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Participant’s right to reimbursement; provided, however, that the Participant shall have submitted to the Participating Company documentation supporting such expenses at such time and in such manner as the Participating Company may reasonably require.

Section 6.6 Severability.

A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 6.7 Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 6.8 Governing Law.

The Plan shall be construed, administered and enforced according to the laws of the State of New York without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by the federal laws of the United States. Any payments made pursuant to this Plan are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

Section 6.9 Taxes.

Each Participating Company shall have the right to retain a sufficient portion of any payment made under the Plan to cover the amount required to be withheld pursuant to any applicable federal, state and local tax law.

Section 6.10 No Deposit Account.

Nothing in this Plan shall be held or construed to establish any deposit account for any Participant or any deposit liability on the part of the Association or any other financial institution which is a Participating Company. Participants' rights hereunder shall be equivalent to those of a general unsecured creditor.

Section 6.11 Compliance with Internal Revenue Code Section 409A.

Notwithstanding anything in the Plan to the contrary, any payment due hereunder on account of the Participant's termination of service shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after the Participant's earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if the Participant is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his or her separation from service, the first day of the seventh month following the Participant’s separation from service.  Each amount payable under this Plan that is required to be deferred beyond the Participant’s separation from service, shall be deposited on the date on which, but for such deferral, the Participating Company would have paid such amount to the Participant, in a grantor trust which meets the requirements of Revenue Procedure 92-65 (as amended or superseded from time to time), the trustee of which shall be a financial institution selected by the Participating Company with the approval of the Participant (which approval shall not be unreasonably withheld or delayed), pursuant to a trust agreement the terms of which are approved by the Executive (which approval shall not be unreasonably withheld or delayed) (the “Rabbi Trust”), and payments made shall include earnings on the investments made with the assets of the Rabbi Trust, which investments shall consist of short-

term investment grade fixed income securities or units of interest in mutual funds or other pooled investment vehicles designed to invest primarily in such securities.  Furthermore, this Plan shall be construed and administered in such manner as shall be necessary to effect compliance with section  409A. of the Code

Section 6.12 Amendment and Termination.

(a)           The Holding Company reserves the right, in its sole and absolute discretion, at any time and from time to time, by action of the Board, to amend the Plan in whole or in part.  In no event, however, shall any such amendment adversely affect the right of any Participant, former Participant or Beneficiary to receive any benefits under the Plan in respect of participation for any period ending on or before the later of the date on which such amendment is adopted or the date on which it is made effective..

(b)           The Holding Company reserves the right, in its sole and absolute discretion, by action of the Board, to terminate the Plan, but only in the following circumstances:

(i)           within thirty (30) days before or twelve (12) months after any Change of Control that constitutes a change of control for purposes of section 409A of the Code; provided, however, that in such event, all agreements, methods, programs, and other arrangements sponsored by the Holding Company immediately after the time of the Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan (under section 409A of the Code and the regulations thereunder) are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve (12) months of the date the Holding Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

 (ii)           at such other time and in such other circumstances as may be permitted under section 409A of the Code.

 (c)           The Holding Company reserves the right, in its sole and absolute discretion, by action of the Board, to suspend the operation of the Plan, but only in the following circumstances:

(i)           With respect to Fees to be earned and paid in calendar years beginning after the date of adoption of the resolution suspending the operation of the Plan; and

(ii)           At such other time and in such other circumstances as may be permitted under section 409A of the Code.

In such event, no further Fees shall be deferred following the effective date of the suspension and Memorandum Accounts in existence prior to such date shall continue to be maintained, and payments shall continue to be made, in accordance with the provisions of the Plan.

(d)           In the event that a corporation or trade or business other than the Holding Company shall adopt this Plan, such corporation or trade or business shall, by adopting the Plan, empower the Company to amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, upon the terms and conditions set forth in this section 6.12; provided, however, that any such corporation or trade or business may, by action of its board of directors or other governing body, amend or terminate the Plan, insofar as it shall cover employees of such corporation or trade or business, at different times and in a different manner.  In the event of any such amendment or termination by action of the board of directors or other governing body of such a corporation or trade or business, a separate plan shall be deemed to have been established for the employees of such corporation or trade or business, and any amounts set aside to provide for the satisfaction of benefit liabilities with respect to employees of such corporation or trade or business shall be segregated from the assets set aside for the purposes of this Plan at the earliest practicable date and shall be dealt with in accordance with the documents governing such separate plan.